Exhibit 99.2

AIRCRAFT DRY LEASE

This Aircraft Dry Lease (“Lease”) is made effective as of December 19, 2007, by and between Globe Leasing, Inc., a corporation incorporated under the laws of the State of Illinois, with principal offices at 150 N. Michigan, Suite 2100, Chicago, Illinois 60601 (hereinafter referred to as “Lessor”) and Aon Corporation, a Delaware corporation, with principal offices at 200 E. Randolph, Chicago, Illinois 60601 (hereinafter referred to as “Lessee”).

RECITALS

The parties recite that:

A.                                   WHEREAS, LESSOR is the registered owner of the following Aircraft, together with the Engines, APU(s) and all appliances, parts, instruments, avionics and appurtenances thereto, including any replacement part(s) or engine(s) which may be installed on the Aircraft from time to time, and all logs, manuals and other records relating to such Aircraft (hereinafter collectively referred to as the “Aircraft”’):

FAA Registration Number:	N701CR
Aircraft Serial Number:	680-0176
Aircraft Manufacturer:	Cessna
Aircraft Model:	Citation Sovereign
Aircraft Year:	2007
Left Engine Serial Number:	PCE-CG0357
Right Engine Serial Number:	PCE-CG0356
Engine Manufacturer:	Pratt & Whitney – Canada
Engine Model:	PW306C FADEC

B.                                     WHEREAS, LESSEE desires to lease the Aircraft under such terms and conditions as are mutually satisfactory to me parties.

The parties agree as follows:

SECTION 1.                            LEASE OF AIRCRAFT

For One Dollar and No/100 ($1.00) and other valuable consideration, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Aircraft on a nonexclusive basis. It shall be conclusively presumed between the parties that Lessee has fully inspected the Aircraft having knowledge that it is in good condition and repair and that Lessee is satisfied with and has accepted the Aircraft in such condition and repair. THE AIRCRAFT IS LEASED “AS IS” AND “WHERE IS.” LESSOR HEREBY DISCLAIMS, AND LESSEE HEREBY WAIVES ALL ITS RIGHTS WITH RESPECT TO, ANY AND ALL WARRANTIES AND REPRESENTATIONS WITH RESPECT TO THE AIRCRAFT, OR ANY ENGINE OR PART, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING BUT NOT LIMITED TO MERCHANTABILITY, FITNESS FOR A

PARTICULAR PURPOSE, AIRWORTHINESS AND SAFETY OF THE AIRCRAFT, COMPLIANCE WITH SPECIFICATIONS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE, ANY OBLIGATION OR LIABILITY IN CONTRACT OR TORT FOR ANY DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER.

SECTION 2.                            TERM

This Lease shall commence on the date first above written and continue for one year after said date. Thereafter, this Lease shall be automatically renewed on a month to month basis, unless sooner terminated by either party as hereinafter provided. Either party may at any time terminate this Lease upon thirty (30) days written notice to the other party, delivered personally or by certified mail, return receipt requested, at the address for said other party as set forth above.

SECTION 3.                            OPERATING EXPENSES

Lessee shall pay all operating expenses incurred during Lessee’s operation of the Aircraft, including, but not limited to, flight crews (as provided below), cabin personnel, fuel, oil, lubricants, landing and navigation fees, airport charges, passenger service and any and all other expenses of any kind or nature, arising directly or indirectly in connection with or related to the use, movement or operation of the Aircraft by Lessee during the term of this Lease.

SECTION 4.                            SCHEDULING

Lessee will provide Lessor with requests for flight time and proposed flight schedules as far in advance of any given flight as possible, and in any case, at least twelve (12) hours in advance of Lessee’s planned departure. Requests for flight time will be in a form whether oral or written, mutually convenient to and agreed upon by the parties. In addition to proposed schedules and flight times, Lessee will provide at least the following information for each proposed flight at some time prior to scheduled departure as required by the Lessor:

(a)                                  Proposed departure point;

(b)                                 Destination;

(c)                                  Time of flight;

(d)                                 Number of anticipated passengers;

(e)                                  Nature and extent of luggage and/or cargo to be carried;

(f)                                    Date and time of return for return flight, if any;

(g)                                 Any flight information concerning the proposed flight that may be pertinent or required by Lessor.

Lessor will use its best efforts to accommodate Lessee’s needs and to avoid conflicts in scheduling.

SECTION 5.                            COMMERCIAL OPERATION RESTRICTION

Neither Lessee nor Lessor will make the Aircraft available for hire within the meaning of the Federal Aviation Regulations. The Aircraft is to be operated strictly in accordance with 14 C.F.R. Part 91.

SECTION 6.                       INSURANCE

At all times during the term of this Lease, Lessor will cause to be carried and maintained, physical damage insurance with respect to the Aircraft in the amount set forth below:

Aircraft Physical Damage	$10,000,000.00
(No Deductible While In Motion or Not In Motion)

At all times during the term of this Lease, Lessor will also cause to be carried and maintained third party aircraft liability insurance, passenger legal liability insurance, property damage liability insurance, and medical expense insurance in the amounts set forth below:

Combined Liability Coverage for Bodily Injury and Property Damage Including Passengers - Each Occurrence	$300,000,000.00

Medical Expense Coverage - Each Person	$25,000.00

Lessor will also bear the cost of paying any deductible amount on any policy of insurance in the event of a claim or loss. Lessee shall pay its proportionate share of all insurance premiums based on Lessee’s total annual flight hours as a percentage of the total annual flight hours of the Aircraft.

Lessor and Lessee agree that the above insurance is adequate and acceptable and Lessor and Lessee each hereby releases the other from any and all claims that the insurance carried pursuant to this Section is not adequate.

Any policies of insurance carried in accordance with this Lease: (1) will name Lessee and upon request by Lessee, its retained pilots as additional insureds with respect to any liability coverage; and (2) will contain reciprocal waivers of subrogation with respect to the Aircraft Physical Damage Insurance, by the underwriter thereof, against Lessee (and upon request by Lessee, its retained pilots) and Lessor; and (3) will provide that if the insurers cancel any insurance for any reason whatsoever, or the same is allowed to lapse for non-payment of premium, or if there is any material change in policy terms and conditions, such a cancellation, lapse or change will not be effective as to Lessee (or its retained pilots) without thirty (30) days prior written notice. Each liability policy will be primary without right of contribution from any other insurance which is carried by Lessee (or its retained pilots) or

Lessor and will expressly provide that all of the provisions thereof, except the limits of liability, will operate in the same manner as if there were a separate policy covering each insured. Lessee will notify Lessor of the names and other pertinent information with respect to the Lessee’s flight crew in order to meet the requirements of the insurance carried pursuant to this Lease.

Lessor will submit this Lease for approval to the insurance carrier for each policy of insurance on the Aircraft. Lessor will arrange for a Certificate of Insurance evidencing appropriate coverage as to the Aircraft and the satisfaction of the requirements set forth above to be given by its insurance carriers to Lessee.

SECTION 7.                            RESTRICTIONS ON USE

Lessee may operate the Aircraft only for the purposes and within the geographical limits set forth in the insurance policy or policies obtained in compliance with this Lease. The Aircraft shall be operated at all times in accordance with the flight manual and all manufacturer’s suggested operating procedures. Furthermore, Lessee shall not use the Aircraft in violation of any foreign, federal, state, territorial, or municipal law or regulation and shall be solely responsible for any fines, penalties, or forfeitures occasioned by any violation by Lessee. If such fines or penalties are imposed on Lessor and paid by Lessor, Lessee shall reimburse Lessor for the amount thereof within thirty (30) days of receipt by Lessee of written demand from Lessor. Lessee will not base the Aircraft, or permit it to be based at any location except Midway Airport, Chicago, Illinois, without the written consent of Lessor.

The Aircraft shall be flown only by certificated and qualified pilots which meet the requirements of Lessor’s insurance carrier and shall be maintained only by certificated and qualified mechanics. Lessee, through its pilot in command, is authorized to incur up to $5,000 worth of necessary maintenance and repair work for the Aircraft per flight, by certificated and qualified mechanics, without the prior written approval of Lessor. Lessee will be reimbursed for such expenditures upon Lessor’s receipt of invoices and proof of payment by Lessee. In the event the insurance on the Aircraft would be invalidated because Lessee is unable to obtain certificated and qualified pilots and mechanics, Lessee shall not operate the Aircraft until such time as certificated and qualified pilots and mechanics are obtained and insurance on the Aircraft is made valid.

Lessee will not directly or indirectly create, incur, assume or suffer to exist any lien on or with respect to the Aircraft. Lessee will promptly, at its own expense, take such action as may be necessary to discharge any lien not excepted above if the same shall arise at any time including but not limited to, registered international interests pursuant to the Cape Town Convention, the Protocol, and related regulations and procedures (“International Registry”). Lessee shall not grant any prospective international interests or other international interests in the Aircraft. Lessee will promptly, at its own expense, take such action as may be necessary to discharge any lien or encumbrance or interest if the same will arise at any time.

The parties agree, at Lessor’s sole option, upon written notice from Lessor to Lessee to register and consent to the lease of the Aircraft (including the airframe and engines) pursuant to this Lease with the International Registry as a searchable international interest in each of the airframe and engines. The parties also agree, at Lessor’s sole option, upon written notice from Lessor to Lessee to file this Lease and the FAA AC Form 8050-135 Entry Point Filing Form with the FAA in order to obtain the FAA authorization code to register the lease of the Aircraft pursuant to this Lease with the International Registry as defined in 49 U.S.C. § 44113(3). Lessee also acknowledges that Lessor’s lender from time to time (“Lender”) may require a collateral assignment of this Lease and Lessee agrees to enter into acknowledgments and other related agreements with Lender regarding Lessor’s financing of the Aircraft, actions upon any default by Lessor under the financing and other provisions reasonably required by Lender.

SECTION 8.                            INSPECTION BY LESSOR

Lessee agrees to permit Lessor or any authorized agent to inspect the Aircraft at any reasonable time and to furnish any information in respect to the Aircraft and its use that Lessor may reasonably request.

SECTION 9.                            ALTERATIONS

Except in accordance with another written agreement entered into subsequent to the date of this Lease between Lessee and Lessor regarding maintenance of the Aircraft, Lessee shall not have the right to alter, modify, or make additions or improvements to the Aircraft without the written permission of Lessor. All such alterations, modifications, additions, and improvements as are so made shall become the property of Lessor and shall be subject to all of the terms of this Lease.

SECTION 10.                     MAINTENANCE AND REPAIR

Lessor will repair and maintain the Aircraft during the term of this Lease so as to keep it in as good and safe operating condition, ordinary wear and tear from use and ordinary deterioration excepted. Lessee shall pay its proportionate share of all repairs and maintenance based on Lessee’s total annual flight hours as a percentage of the total annual flight hours of the Aircraft. No period of maintenance, preventive maintenance or inspection will be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the Lessor. Lessor shall coordinate all scheduled repairs and maintenance with Lessee.

All inspections, repairs, modifications, maintenance, and overhaul work will be performed by personnel certificated to perform such work and will be performed in accordance with the standards set by the Federal Aviation Regulations.

SECTION 11.                     FLIGHTCREW

Lessee will employ, pay for and provide the qualified flight crew for each flight undertaken under this Lease. Lessor shall be under no obligation whatsoever to and shall not supply a flight crew to Lessee. Lessee shall be deemed to retain possession, command, and control over the Aircraft when the Aircraft is operated by Lessee under this Lease.

The qualified flight crew provided by Lessee will exercise all of its duties and responsibilities with regards to the safety of each flight conducted hereunder in accordance with the applicable Federal Aviation Regulations. Lessor specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take any other action which in the considered judgment of the pilot in command is necessitated by considerations of safety. The parties further agree that the Lessor will not be liable for delay or failure to furnish the Aircraft pursuant to this Lease where such failure is caused by government regulation or mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions or acts of God.

SECTION 12.                     TITLE

At all times during the term of this Lease (including any extensions thereof), the registration of and title to the Aircraft shall be and remain solely and exclusively vested in Lessor, and the Aircraft, at all times during such, shall bear United States registration markings. All responsibility and obligations in regard to the operation of the Aircraft as above owned, registered, and marked shall be borne by Lessee during flights pursuant to this Lease.

SECTION 13.                     PAYMENT OF TAXES

Lessee shall pay all taxes associated with Lessee’s use of the Aircraft, including landing fees, fuel taxes, and any other taxes or fees which may be assessed against a specific flight.

SECTION 14.                     ASSIGNMENT

Lessee shall not assign this Lease or any interest in the Aircraft, or sublet the Aircraft, without prior written consent of Lessor. This Lease inures to the benefit of, and is binding on, the heirs, legal representatives, successors, and permitted assigns of the parties.

SECTION 15.                     ACCIDENT AND CLAIM

Lessee shall immediately notify Lessor of any accident involving the Aircraft, which notification shall specify the time, place, and name of the accident or damage, the names and addresses of parties involved, persons injured, witnesses, and owners of properties damaged, and such other information as may be known. Lessee shall advise Lessor of all correspondence, papers, notices, and documents whatsoever received by Lessee in connection with any claim or demand involving or relating to the Aircraft or its operation, and shall aid in any investigation instituted by Lessor and in the recovery of damages from third persons liable therefor.

SECTION 16.                     BASE OF OPERATION AND RETURN OF AIRCRAFT TO LESSOR

The permanent base of operation of the Aircraft will be the Midway Airport in Chicago, Illinois.

On the termination of this Lease by expiration or otherwise, Lessee shall return the Aircraft to Lessor at Midway Airport in Chicago, Illinois, in as good operating condition and appearance as when received, ordinary wear, tear and deterioration excepted, and shall indemnify Lessor against any claim for loss or damage occurring prior to the actual physical delivery of the Aircraft to Lessor.

SECTION 17.                     RELEASE

In consideration of the terms and provisions of this Lease, Lessee shall and does hereby forever release, relieve and discharge Lessor, their heirs, immediate family, successors, agents, accountants, counsel, affiliates and assigns, from any and all claims, liabilities, demands, causes of action, losses, debts, obligations, promises, acts, agreements and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, whether at law or in equity, which Lessee had, now has, or may, shall or can hereafter have for, by reason of or arising out of the lease of the Aircraft by Lessee from Lessor and all communications connected therewith, from the beginning of time.

Lessee hereby covenants and agrees not to bring any claim, action, suit or proceeding against Lessor, directly or indirectly, including any third-party claims for contribution, indemnity or other relief, relating in any matter to the matters released hereby, and Lessee further covenants that this release shall be a bar to any such claim, action, suit or proceeding.

Lessee hereby represents and warrants to Lessor as follows: (i) except as expressly stated herein, Lessor has not made any statement or representation concerning this Lease and Lessee agrees that it is not relying on any such statement or representation; (ii) all agreements and understandings between the parties to this Lease are expressed fully and completely and are fully and completely embodied herein; and (iii) each party executing this Lease has carefully read it, understands it and signs it freely.

SECTION 18.                     MODIFICATION OF AGREEMENT

This Lease constitutes the entire understanding between the parties and any change or modification must be in writing and signed by both parties.

SECTION 19.                     GOVERNING LAW

This Lease is entered into under, and is to be construed in accordance with, the laws of the State of Illinois.

SECTION 20.                     TRUTH IN LEASING STATEMENT

THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE. AT ALL TIMES WHILE THE AIRCRAFT IS BEING USED BY LESSEE UNDER THIS LEASE, AON CORPORATION, 200 E. RANDOLPH, CHICAGO, ILLINOIS 60601, IS CONSIDERED RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS LEASE.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

THE “INSTRUCTIONS FOR COMPLIANCE WITH TRUTH IN LEASING REQUIREMENTS” ATTACHED HERETO ARE INCORPORATED HEREIN BY REFERENCE.

I, RICHARD BARRY, AS VICE PRESIDENT OF AON CORPORATION, 200 E. RANDOLPH, CHICAGO, ILLINOIS 60601, CERTIFY THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT AND I UNDERSTAND ITS RESPONSIBILITY FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

IN WITNESS WHEREOF, the parties have executed this Lease to be effective the day and year first above written.

GLOBE LEASING, INC.		AON CORPORATION

By:	/s/ Mary Ignell	By:	/s/ Richard Barry
Name:	Mary Ignell	Name:	Richard Barry
Title:	Vice President	Title:	Vice President

INSTRUCTIONS FOR COMPLIANCE WITH
“TRUTH IN LEASING” REQUIREMENTS

1.                             Mail a copy of the lease agreement to the following address via certified mail, return receipt requested, immediately upon execution of the agreement (14 C.F.R. 91.23 requires that the copy be sent within twenty-four hours after it is signed):

Federal Aviation Administration

Aircraft Registration Branch

Attn: Technical Section

P.O. Box 25724

Oklahoma City, Oklahoma 73125

2.                             Telephone the nearest Flight Standards District Office at least forty-eight hours prior to the first flight under this lease agreement.

3.                             Carry a copy of the lease agreement in the aircraft at all times.